51
Exhibit 10.51

At a Term of the Supreme Court of the State
of New York, held in and for the County of
Monroe on April 5th, 2007.

PRESENT:	Honorable David M. Barry Supreme Court Justice

STATE OF NEW YORK
SUPREME COURT	COUNTY OF MONROE

TORVEC, INC., KEITH GLEASMAN and
JAMES GLEASMAN,	ORDER

Plaintiffs,	Index No. 05-11028
     -vs CXO ON THE GO OF DELAWARE, LLC
and CXO ON THE GO, LLC,
Defendants.
     WHEREAS, the above action concerns, inter alia, a dispute as to the validity and enforceability of certain agreements between plaintiffs and defendants, and a dispute as to the compensation to be paid pursuant to the agreements; and,
     WHEREAS, an Order and Judgment of the Supreme Court, Monroe County (David D. Egan, J.), was entered with the Monroe County Clerk on May 8, 2006 in the above matter (hereinafter referred to as the Order and Judgment); and,
     WHEREAS, the Order and Judgment, inter alia, granted partial summary judgment to defendants on two of their counterclaims that sought to enforce agreements to provide warrants for the issuance of Torvec, Inc. common stock and to enforce the terms of the warrants; and,
     WHEREAS, the Order and Judgment ordered the following: 1) that plaintiff Torvec, Inc. issue a warrant to defendant CXO on the Go, LLC, for 245,000 shares of Torvec common stock; 2) that plaintiff Torvec, Inc. honor defendants’ alleged prior exercise of two warrants for the issuance, in total, of 40,000 shares of Torvec common stock; and, 3) that plaintiff Torvec, Inc. honor any further exercise by defendants of similar warrants; and,
     WHEREAS, pursuant to an Order of Supreme Court, Monroe County (David D. Egan, J.), entered with the Monroe County Clerk on June 19, 2006, plaintiffs obtained a stay pending appeal of enforcement of the Order and Judgment when they deposited a sealed envelope containing 40,000 shares of Torvec, Inc. common stock and 245,000 warrants for the purchase of Torvec, Inc. common stock with the Monroe County Clerk, and further deposited an undertaking of two hundred fifty thousand dollars ($250,000) with the Monroe County Treasurer; and,
     WHEREAS, by its Decision and Order, dated March 16, 2007, the Appellate Division, Fourth Department, unanimously reversed, the Order and Judgment in its entirety;
     Now, upon the application of plaintiffs for the property described above to be released from the possession of the Monroe County Clerk and with consent as to the form of this Order by counsel for defendants; it is hereby
     ORDERED, that the Monroe County Clerk is hereby directed to release forthwith to Wolford & Leclair, LLP, attorneys for plaintiffs in this action, the sealed envelope that was filed with the Monroe County Clerk on May 9, 2006 containing 40,000 shares of Torvec, Inc. common stock and 245,000 warrants for the purchase of Torvec, Inc. common stock; and it is further hereby
     ORDERED, that the Monroe County Treasurer is hereby directed to return forthwith to Wolford & Leclair, LLP, attorneys for plaintiffs in this action, two hundred fifty thousand dollars ($250,000) previously deposited as an undertaking with the Monroe County Treasurer on behalf of plaintiffs.
Dated: April 5th, 2007
/s/ David M. Barry
Honorable David M. Barry
Supreme Court Justice